Preliminary Offering Circular, Dated August 11, 2021

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

TNT Franchise Fund Inc.

405 W Superior St, #93

Chicago, IL 60654

(619) 929-4140

franshares.com

UP TO 20,000,000 SHARES OF CLASS B NON-VOTING COMMON STOCK

$20,000,000 Maximum Offering Amount

$500 Minimum Individual Investment

TNT Franchise Fund Inc. (“we,” “us”, “our” or “the Company”) is a newly formed Delaware corporation formed primarily to acquire franchises across a variety of brands, industries and geographic areas. This offering (the “Offering”) will provide an opportunity for retail investors to can gain exposure to a diversified portfolio of franchises with less financial risk than traditional franchise ownership.

We are offering a maximum of $20,000,000 (“Maximum Offering Amount”) in the form of 20,000,000 shares of Class B Non-Voting Common Stock, $0.00001 par value per share (the “Class B Non-Voting Stock”), as described in this offering circular (“Offering Circular”). The purchase price per share is $1.00 per share of Class B Non-Voting Stock (each, a “Share”), with a minimum individual investment of $500, or 500 Shares. This Offering Circular describes some of the general terms that may apply to the Class B Non-Voting Stock and the general manner in which they may be offered. For more information on the Class B Non-Voting Stock being offered, please see the sections entitled “Securities Being Offered” and “Plan of Distribution.”

The Class B Non-Voting Stock will be offered to prospective investors on a best efforts basis by the Company. The sale of Shares is being facilitated by the Company without a broker-dealer. It is anticipated that Shares will be offered and sold only in states where the Company is not required to use a registered broker-dealer. If the Company determines to engage a broker-dealer in the future to assist either nationally or in those states where such representation may be required, the Company will amend this Offering Circular to reflect fees payable to any such broker-dealer.

The Company expects to terminate the Offering on the date on which the Maximum Offering Amount has been sold or the Offering has been earlier terminated by the Company at its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission (the “SEC”), the Company will file a post-qualification amendment to include the Company’s most recent financial statements. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

	Price to Public	Underwriting Discount and Commissions (1)	Proceeds to the Company Before Expenses (2)
Price per Share	$1.00	—	$1.00
Total Proceeds to Us Before Expenses	$20,000,000	—	$20,000,000

(1)	The sale of Shares is being facilitated by the Company initially without a broker-dealer or underwriter. It is anticipated that Shares will be offered and sold only in states where the Company is not required to use a registered broker-dealer. If the Company determines to engage a broker-dealer in the future to assist either nationally or in those states where such representation may be required, the Company will amend this Offering Circular to reflect fees payable to any such broker-dealer.

(2)	The Company expects that the amount of expenses of the Offering that it will pay will be approximately $150,000, including professional and compliance fees and other costs of the offering, not including commissions, marketing costs or state filing fees.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” beginning on page 4.

Sales of Shares will commence on approximately [_______], 2021.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

If we become a reporting company under the Securities Exchange Act of 1934 (“Exchange Act”), we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012.

In this Offering Circular, the terms “TNT Franchise Fund,” “we,” “us”, “our” or “the Company” refers to TNT Franchise Fund Inc., a Delaware corporation.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THIS OFFERING CIRCULAR, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OUR FORWARD-LOOKING STATEMENTS TO DIFFER FROM ACTUAL OUTCOMES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED UNDER THE HEADING “RISK FACTORS” IN THIS OFFERING CIRCULAR. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached, should be carefully read in its entirety before any investment decision is made.

Overview

We are a newly formed Delaware corporation formed primarily to acquire and operate franchises across a variety of brands, industries and geographic areas. The Company is headquartered in Chicago, Illinois, and Kenneth Rose currently serves as the Company’s sole director and officer. We are externally managed by FranShares, Inc. (“FranShares”). See “Interest of Management and Others in Certain Transactions.” FranShares is an online investment platform that plans to offer multiple franchise portfolios to retail investors via exempt securities offerings, including this Offering. If the Maximum Offering Amount is achieved, FranShares will own up to 20% of the outstanding shares of the Company and all of the Company’s Class A Voting Common Stock (the “Class A Voting Stock”), and franchise income of the Company will be paid in the form of dividends pro rata among holders of shares of Class A Voting Stock and Class B Non-Voting Stock. FranShares may finance all or a portion of the capital needed to acquire its ownership stake in FranShares, which financing documents may require FranShares to pledge assets of the Company as collateral. FranShares has not entered into any definitive financing documents as of the date of this Offering Circular.

Franchising is a wealth building alternative investment that has been predominantly unavailable to retail investors. Running a successful franchise requires high investment minimums (typically $100,000 - $2,000,000), operational expertise and significant time commitments. Franchise investors are generally limited to either publicly traded franchises or private equity-held multi-unit franchise funds. Publicly traded franchises, while available to retail investors, typically have higher management costs, cannot advertise directly to investors and usually consist of only one or a few brands. Private equity-held multi-unit franchise funds are only available to high net worth investors, typically only operate in restaurants and also cannot advertise directly to investors. Therefore, we believe there is a market opportunity available for a platform offering retail investors exposure to a diversified set of businesses across different geographies and industries, all for less financial risk than traditional franchise ownership carries.

Securities Offered

Up to 20,000,000 shares of Class B Non-Voting Stock at a price of $1.00 per Share. The minimum offering amount for any investor is $500; therefore, an investor must purchase at least 500 Shares. Upon purchase of Shares, a shareholder is granted (1) no voting rights and (2) a right to receive dividends or disbursements, if and when the Board declares such dividends or disbursements. For a complete summary of the rights granted to holders of Class B Non-Voting Stock, see “Securities Being Offered” in this Offering Circular.

Termination of Offering

The Company expects to terminate the Offering on the date on which the Maximum Offering Amount has been sold or the Offering has been earlier terminated by the Company at its sole discretion. At least every 12 months after this Offering has been qualified by the SEC, the Company will file a post-qualification amendment to include the Company’s most recent financial statements.

Multiple Closings	The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

Share Outstanding Before the Offering

As of the date of this Offering Circular, there are 100 shares of Class A Voting Stock outstanding, all of which are held by FranShares, and there are no Shares of Class B Non-Voting Stock outstanding.

Share Outstanding After the Offering

Assuming the Maximum Offering Amount is sold, following the consummation of this Offering, the Company will have 5,000,000 shares of Class A Voting Stock outstanding, all of which will be held by FranShares, and 20,000,000 shares of Class B Non-Voting Stock outstanding.

Management Structure	FranShares, Inc., a Delaware corporation, will be the Manager of the Company.

Management Fee

FranShares does not intend to collect a management fee from the Company. However, FranShares will serve as the franchise broker of record for the Company and will receive 40-50% of the franchise fees paid by franchisors when new franchises are added to the Company. FranShares will not share such franchise broker fees with the investors in this Offering.

Use of Proceeds

We estimate that the net proceeds from the sale of the 20,000,000 Shares in this Offering will be approximately $19,850,000, after subtracting estimated organizational and offering expenses of $150,000. We intend to use the net proceeds of this Offering for the acquisition of franchises. See "Use of Proceeds to Issuer" in this Offering Circular.

Investor Suitability Standards

The Shares will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other investors who meet the investment limitations set forth in Rule 251(d)(2) (C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations of Investment Amount” as described in the section below. Each person acquiring Shares may be required to represent that he, she or it is purchasing Shares for his, her or its own account for investment purposes and not with a view to resell or distribute the securities. Each prospective purchaser of Shares may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Shares is an Accredited Investor if such is claimed by the investor.

Limitations of Investment Amount

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Shares. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of Shares cannot be more than 10% of the greater of the purchaser’s: (1) annual income or net worth (excluding the value of the primary residence), if the purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year, if the purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each investor should review Rule 251(d)(2)(i)(C) of Regulation A before purchasing Shares.

No Broker-Dealer

The Class B Non-Voting Common Stock will be offered to prospective investors on a best efforts basis by the Company. The sale of Shares is being facilitated by the Company without a broker-dealer. It is anticipated that Shares will be offered and sold only in states where the Company is not required to use a registered broker-dealer. If the Company determines to engage a broker-dealer in the future to assist either nationally or in those states where such representation may be required, the Company will amend this Offering Circular to reflect fees payable to any such broker-dealer.

No Liquidity

There is no current public market for the Shares, and none is expected to develop. See “Risk Factors” and “Securities Being Offered” below for further discussion. The Company may facilitate or otherwise participate in the secondary transfer of any Shares on a limited basis at its discretion. Prospective investors are urged to consult their own legal advisors with respect to secondary trading of the Shares. We do not intend to apply for quotation on a secondary market and/or the OTC; however, even if we obtain such quotation, there can be no assurance that a market will develop.

Operating Expenses

The Company shall bear all costs and expenses associated with the Offering and the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs associated with insurance, franchise acquisition costs, legal fees, transfer agent fees and any other costs incurred by the Company with respect to operations.

Risk Factors

Investing in our securities involves risks. See the section entitled "Risk Factors" in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our Shares.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently more risky than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to This Offering and Our Securities

Investing in the Shares is risky.

An investment in the Company involves a high degree of risk and should only be considered by those who can afford the loss of their entire investment. Furthermore, the purchase of any Class B Non-Voting Stock should only be undertaken by persons whose financial resources are sufficient to enable them to indefinitely retain an illiquid investment. Each potential investor in the Company should consider all information provided to such potential investor regarding the Company as well as the following risk factors, in addition to the other information listed in this Offering Circular. The following risk factors are not intended, and shall not be deemed to be, a complete description of the risks inherent in an investment in the Company.

There is currently no active market for our Shares and currently the Company does not intend to facilitate a marketplace for its Shares, and even if it did, there can also be no assurance as to the depth or liquidity of any market for our Class B Non-Voting Stock or the prices at which holders may be able to sell Shares.

The lack of an active market impairs your ability to sell your Shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your Shares. The lack of an active market may impair our ability to raise capital to continue to fund operations by selling Shares or to use as a potential accretive currency to make acquisitions and form strategic alliances.

As a result, investors could find it more difficult to trade, or to obtain accurate quotations of the market value of, the Shares as compared to securities that are traded on a stock exchange. Moreover, an investor may find it difficult or impossible to dispose of any shares purchased hereunder at any price.

Your investment could be illiquid indefinitely.

This investment in Class B Non-Voting Stock is meant to be held as a long-term investment, and you may not be able to sell your Shares. There is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer and may be unable to convert your investment to cash easily. The Company may be acquired by an existing company in the industry. However, that may never happen, or it may happen at a price that results in you losing money on this investment.

If a market ever develops for the Shares, the market price and trading volume of the Shares may be volatile.

Although the Company does not currently plan to list the Shares on an exchange or trading platform, if a market for the Shares does develop, the market price of the Shares could fluctuate significantly for many reasons, including reasons unrelated to our performance or the performance of any franchise location, such as reports by industry analysts, investor perceptions or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share prices, the value of the Shares may decline as well.

In addition, fluctuations in operating results of a particular franchise location or the failure of operating results to meet the expectations of investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn; changes in laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

There may be state law restrictions on an investor’s ability to sell the Shares.

Each state has its own securities laws, often called “Blue Sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for brokers and dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Although offerings under Tier 2 of Regulation A are exempt from state registration, there are certain states that require that an issuer sell its securities through a broker-dealer or be licensed as an issuer in such state. There may be significant state “Blue Sky” law restrictions on the ability of investors to sell, and of purchasers to buy, our Shares. In addition, Tier 2 of Regulation A limits qualified resales of our Shares to 30% of the aggregate offering price of a particular offering. Investors should consider the resale market for our securities to be limited. Investors may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification, or opinions to our satisfaction that no such registration or qualification is required.

We intend to offer our Class B Non-Voting Stock pursuant to Tier 2 of Regulation A, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our shares less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we are subject to scaled disclosure and reporting requirements, which may make an investment in our Shares less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. The differences between disclosures for Tier 2 issuers versus those for emerging growth companies include, without limitation, only needing to file final semiannual reports as opposed to quarterly reports and far fewer circumstances where a current disclosure would be required. If our scaled disclosure and reporting requirements reduce the attractiveness of the Shares, we may be unable to raise the capital necessary to achieve the Maximum Offering Amount, which could impair our ability to develop a diversified portfolio of franchises and could adversely affect the value of our Shares or the ability to make distributions to investors.

Because we are limited in the amount of funds we can raise, we are limited in the number and type of investments we make, and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.

This offering is being made on a best efforts basis. Further, under Regulation A, we are only allowed to raise up to $75,000,000 in any 12-month period (although we may raise capital in other ways). As a result, the amount of proceeds we raise in this Offering may be substantially less than the amount we would need to achieve a diversified portfolio of franchises, even if we are successful in raising the Maximum Offering Amount. If we are unable to raise substantial funds, we will make fewer investments, resulting in less diversification in terms of the type, number and size of franchises that we own and operate. In that case, the likelihood that any single franchise location’s performance would adversely affect our profitability will increase. Your investment in our Shares will be subject to greater risk to the extent that we lack a diversified portfolio of franchises. Further, we have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including requirements for the board of directors and independent board committees.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be subject to. We are not required to have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to the corporate governance requirements of a national stock exchange.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

If we are required to register under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the Company and may divert attention from management of the franchises.

The Exchange Act requires issuers with more than $10,000,000 in total assets to register its equity securities under the Exchange Act if its securities are held of record by more than 2,000 persons or 500 persons who are not Accredited Investors. However, an exemption exists for issuers in Regulation A offerings that (i) are required to, and do, file reports pursuant to Rule 257(b), (ii) had revenues of less than $50,000,000 as of the end of its last fiscal year and (iii) which engage a transfer agent. If we fail to meet the conditions above and have Shares held of record by more than 2,000 persons or 500 non-Accredited Investors, then we would be required to register under the Exchange Act. If we are required to register under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the Company and may divert attention from owning and operating franchises.

The securities do not have voting rights attached.

The Class B Non-Voting Stock offered to investors does not have voting rights attached. This means as a Class B Non-Voting Stock shareholder, you will have no right to dictate how the Company is managed. Each investor is trusting in the Company’s management to make good business decisions that are in the best interest of the Company. Investors may not necessarily agree with such decisions, or such decisions may not be in the best interest of each investor individually.

The offering price of our securities has been arbitrarily determined by us.

Our Manager determined the number and price of securities offered by the Company. The price of the Shares we are offering was arbitrarily determined and bears no relationship to the book or asset values or to any other established criteria for valuing shares. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess, and investors may risk overpaying for their investment. Because the Offering price is not based upon any independent valuation, the Offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the Offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the Subscription Agreement.

Investors in this Offering will be bound by the Subscription Agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the Subscription Agreement. By signing the Subscription Agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the Company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the Company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the Subscription Agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the Subscription Agreement.

If you bring a claim against the Company in connection with matters arising under the Subscription Agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the Subscription Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Subscription Agreement with a jury trial. No condition, stipulation or provision of the Subscription Agreement serves as a wavier by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the Shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the Shares or to the transferor with regard to ownership of the Shares that were in effect immediately prior to the transfer of the Shares, including the Subscription Agreement.

This offering is focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of our Offering, and we may not raise adequate capital to implement our business strategy.

The Shares will not be sold to any person unless they are a Qualified Purchaser. A Qualified Purchaser includes: (1) an Accredited Investor, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; or (2) all other investors who meet the investment limitations set forth in Rule 251(d)(2) (C) of Regulation A, which provide that the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than 10% of the greater of the purchaser’s: (1) annual income or net worth (excluding the value of the primary residence), if the purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year, if the purchaser is a non-natural person.

Therefore, our target investor base inherently consists of persons that may not have the high net worth or income that investors in traditional initial public offerings have, where the investor base is typically composed of Accredited Investors.

Our reliance on attracting investors that may not meet the net worth or income requirements of an Accredited Investor carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than Accredited Investors, which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our goal of raising the Maximum Offering Amount. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this Offering. A larger investor base also involves increased transaction costs, which will increase our expenses.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell your Class B Non-Voting Stock, you may need to pay tax on the long- or short- term capital gains that you realize if sold at a profit or set any loss against other income. If you do not have a regular brokerage account, or your regular broker will not hold your Class B Non-Voting Stock for you (and many brokers refuse to hold Regulation A securities for their customers), there will be no one keeping records for you for tax purposes, and you will have to keep your own records and calculate the gain on any sales of any securities you sell.

Risks Related to the Company

The Company may not have enough capital as needed and may be required to raise more capital.

The Company anticipates needing access to credit in order to support our working capital requirements as it grows. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If the Company cannot obtain credit when needed, it could be forced to raise additional equity capital, modify our growth plans or take some other action. Issuing more equity may require bringing on additional investors. Securing these additional investors could require pricing our equity below its current price. If so, your investment could lose value as a result of this additional dilution. In addition, even if the equity is not priced lower, your ownership percentage would be decreased with the addition of more investors. If the Company is unable to find additional investors willing to provide capital, then it is possible it may cease sales activity. In that case, the only asset remaining to generate a return on your investment could be our intellectual property. Even if the Company is not forced to cease its sales activity, the unavailability of credit could result in the Company performing below expectations, which could adversely impact the value of your investment.

There can be no guarantee that the Company will reach its funding target from potential investors.

Due to the start-up nature of the Company, there can be no guarantee that the Company will reach its funding target from potential investors. The Company is offering up to $20,000,000 in Shares in this Offering on a best efforts basis and may not raise the complete amount. In the event the Company does not reach its funding target, it may not be able to achieve its investment objectives, operate franchises profitably or acquire additional franchises.

Even if the Maximum Offering Amount is raised, the Company will likely need to raise additional funds in the future in order to grow. Future fundraising may affect the rights of investors. In order to expand, the Company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital-raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the Company. These rights and terms could adversely affect your investment in the Offering.

We have raised minimal operating capital and no revenue from operations.

We have minimal operating capital and for the foreseeable future will be dependent upon our ability to finance our operations from the sale of equity or other financing alternatives. There can be no assurance that we will be able to successfully raise capital in this Offering. The failure to successfully raise capital in this Offering could result in our bankruptcy or other event which would have a material adverse effect on us and our shareholders.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to base an investment decision.

We are recently formed corporation that was incorporated in July 2021. We have not generated any revenues and do not have any operating history upon which prospective investors may evaluate our performance. No guarantee can be given that the Company will achieve its investment objectives.

We are a newly formed company and are subject to the risks of any newly established business enterprise.

As a newly formed company, we are subject to the risks of any newly established business enterprise, including risks that we will be unable to create effective operating and financial controls and systems for our Company or effectively manage our anticipated growth, including in connection with any additional franchises we establish in the future, any of which could have a material adverse effect on the business and operating results of the Company.

We are employing a novel business model, which may make an investment in the Class B Non-Voting Stock difficult to evaluate, as it is unique to the franchise industry.

We were formed to permit retail investment in franchises. We are unaware of any company that is currently attempting to implement this strategy and, as a result, no peer companies exist. We cannot predict the extent to which retail investor interest in fractional ownership of franchises will lead to the development of an active trading market for our Shares or how liquid that market might become. Similarly, we cannot predict the extent to which we will be able to successfully offer to investors shares of offerings or a secondary trading market for such shares. Accordingly, there may be no comparable publicly-traded companies or shares against which you will be able to evaluate the performance of the Class B Non-Voting Stock.

There are few businesses that have pursued a strategy or investment objective similar to the Company’s.

Although a number of well-established crowdfunding platforms exist in other industries and have been successful, we believe the public investment in franchises is unique and that our strategy is different from other platforms. The Company and the Shares may not gain market acceptance from potential investors, potential franchise sellers or service providers within the franchise or investment industries. This could result in the Company’s inability to operate the franchises profitably or could impact the Company’s acquisition of additional franchises. This would further inhibit market acceptance of the Company, and if the Company does not acquire any additional franchises, investors would not receive any benefits which may arise from economies of scale.

We may not be able to successfully acquire or operate franchises or generate sufficient operating cash flows to make or sustain distributions to the holders of our Shares.

As of the date of this Offering Circular, we have not entered into any letters of intent or binding agreements to acquire any franchises. There can be no assurance that we will successfully acquire any franchises, including Smash My Trash or Teriyaki Madness franchises, and there can be no assurance of the number of each such franchise that may exist within our portfolio. Even if we are able to acquire Smash My Trash, Teriyaki Madness and/or other franchises, we may not be able to successfully operate the franchises or implement the operating policies and strategies successfully, which may affect our ability to make or sustain distributions to investors. Furthermore, there can be no assurance that we will be able to generate sufficient operating cash flows to pay operating expenses of the franchises and make distributions to shareholders.

If we cannot timely acquire franchises, we will have no immediate use for net proceeds of this Offering.

If we are unable to timely purchase Smash My Trash, Teriyaki Madness or other franchises, we will have no immediate designated use for substantially all of the net proceeds of this Offering, and we may experience delays in locating and securing attractive alternative franchises. As a result, the Company will have incurred substantial expenses without the holders of our Class B Non-Voting Stock realizing the expected benefits.

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on your investment.

We rely upon FranShares, our Manager, including Mr. Rose, to identify suitable franchise investments. FranShares may manage other franchise investing entities in the future that also would rely on Mr. Rose for franchise opportunities. To the extent that our Manager faces competing demands upon its time in instances when we have capital ready for investment, we may face delays in execution. The more Shares we sell in this Offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. Except for investments that may be described in supplements to this Offering Circular prior to the date you subscribe for our Shares, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our franchise ownership. You must rely entirely on our Manager. We cannot be sure that our Manager will be successful in obtaining suitable franchise opportunities on financially attractive terms. We could also suffer from delays in locating suitable franchise opportunities as a result of our reliance on our Manager at times when its officers, employees and agents are simultaneously seeking to locate suitable franchises for other future FranShares affiliated entities, some of which may have investment objectives and employ investment strategies that are similar to ours. Furthermore, where we acquire franchises, it may take several months to begin generating revenue. Therefore, you could suffer delays in the receipt of distributions attributable to those properties.

There is substantial doubt about our ability to continue as a going concern.

As of July 9, our inception date, we had no cash on hand and $5,000 of liabilities. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due.

We have broad discretion in the use of the net proceeds from this Offering, and our use of the net proceeds may not yield a favorable financial return from purchasing Shares of our Class B Non-Voting Stock.

Our Manager will have broad discretion in the application of the net proceeds from this Offering and may spend or invest these proceeds in ways with which you may not agree. The “Use of Proceeds to Issuer” section of this Offering Circular describes the Company’s current planned use of proceeds. However, it may become necessary or advisable to acquire and operate other franchise brands and the Company will have broad discretion in doing so. The failure by our management to apply these funds effectively or in a manner that yields a favorable return or any return could have a material adverse effect on our business, financial condition and results of operations.

The Company’s success depends on the experience and skill of our Manager and its personnel.

We rely upon FranShares, our Manager, including Mr. Rose. The loss of our Manager or any of its key team members, including Mr. Rose, could harm the Company’s business, financial condition, cash flow and results of operations. We cannot guarantee that we would be able to replace our Manager or that our Manager would be able to replace key team members with similarly qualified executives on a timely basis or at all.

Further, the Company's success and achievement of the Company's growth plans depend on our Manager’s ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the industries in which the Company participates is intense, and the loss of any key team members, or an inability to attract, retain and motivate additional highly skilled employees required for the expansion of the Company's activities, could have a materially adverse effect. The inability to attract and retain the necessary personnel, consultants and advisors could further have a material adverse effect on the Company's business, financial condition or results of operations.

Disruptions in the financial markets, deteriorating economic conditions or public health crises could adversely impact the franchise market as well as the market for equity-related and debt-related investments generally, which could hinder our ability to implement our business strategy and generate returns to you.

We intend to acquire and operate franchises across a variety of brands, industries and geographic areas. Economic conditions greatly increase the risks of franchise ownership (see “Risks Related to Franchises”). The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed by any economic slowdown or downturn in the industries in which we acquire franchises. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels or the public perception that any of these events may occur can reduce volumes for many of our business lines. These economic conditions could result in a general decline in economic activity or in the number of franchises available for acquisition and disposition, which in turn would reduce revenue associated with franchise operations.

During an economic downturn or public health crisis, it may also take longer for us to dispose of franchise investments, or the selling prices of franchises may be lower than originally anticipated. As a result, the carrying value of our franchise investments may become impaired and we could record losses as a result of such impairment, or we could experience reduced profitability related to declines in franchise values. These negative general economic conditions could reduce the overall amount of sale activity in the franchise. We are unable to predict the likely duration and severity of any disruption in financial markets or adverse economic conditions in the United States and other countries. Our revenues and profitability depend on the overall demand for our services from our clients.

The COVID-19 pandemic or other health pandemics could disrupt our business and could materially and adversely affect our business, revenues, financial condition and results of operations for an extended period of time.

The COVID-19 pandemic and related preventative and protective measures have negatively impacted, and may continue to impact, businesses globally. As a response to COVID-19, numerous jurisdictions implemented on a temporary or on-going basis social distancing requirements, mask mandates, restrictions from gathering in groups, shelter-in-place orders and similar governmental orders and restrictions for residents to control the spread of COVID-19. These preventative and protective measures, and the willingness to scale them back, varies significantly across the jurisdictions where our franchise locations operate. There is no way to predict whether these preventative and protective measures will continue to be maintained, whether prior preventative and protective measures may be re-implemented or whether additional preventative and protective measures may be implemented in the future. The COVID-19 pandemic or another health pandemic may create a rapidly changing and complicated system for ensuring compliance and predicting our revenues and cost structure.

Investors’ interests in the Company will be diluted if the Company issues additional shares.

Investors in this Offering will not have preemptive rights to any shares issued by us in the future, including selling additional shares in this or future offerings and issuing equity interests in a private offering of securities. See “Securities Being Offered.” In particular, we are authorized, subject to the restrictions of Regulation A and other applicable securities laws, to provide for the issuance of an unlimited amount of one or more classes or series of shares in our Company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series, without shareholder approval. After your purchase of Shares in this offering, we may elect to (i) sell additional shares in this or future public offerings, (ii) issue equity interests in private offerings or (iii) issue shares to the Company, or to its successors or assigns, in payment of an outstanding fee obligation. To the extent we issue additional equity interests after your purchase in this Offering, your percentage ownership interest in the Company will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of your investments, you may also experience dilution in the book value and fair value of your shares.

The Company may rely on third parties to provide services essential to the success of our business.

The Company is externally managed by FranShares. See “Interest of Management and Others in Certain Transactions.” In addition, the Company may rely upon third-party management for particular franchises. For example, if we acquire Teriyaki Madness franchises, we expect to outsource management to Restaurant Sherpas, which currently operates approximately 10% of all Teriyaki Madness locations. Any disruptions or failures by third parties providing services to us could materially and adversely affect the Company’s business. As a result, your investment could be adversely impacted by the Company’s reliance on third parties and their performance.

We are subject to various federal and state employment and labor laws and regulations.

Various employment and labor laws and regulations may govern our relationships with our employees and affect operating costs. These laws and regulations relate to matters including employment discrimination, minimum wage requirements, overtime, tip credits, unemployment tax rates, workers’ compensation rates, working conditions, immigration status, tax reporting and other wage and benefit requirements. Any significant additional government regulations and new laws governing our relationships with employees, including minimum wage increases, mandated benefits or other requirements that impose additional obligations on us, including any temporary or permanent measures implemented in response to COVID-19, could increase our costs and adversely affect our business and results of operations.

Risks Related to Franchises

The profitability of our franchise locations is uncertain.

We intend to contract selectively with franchisors to open and operate multiple franchise locations. The opening and operation of a franchise location entails risks that these investments will fail to perform in accordance with expectations. In undertaking these transactions, we will incur certain risks, including the expenditure of funds on, and the devotion of management's time to, transactions that may not come to fruition. Additional risks inherent in these transactions include risks that the franchise locations will not achieve anticipated profitability and that estimates of the costs of opening or improving locations to market or franchisor standards may prove inaccurate. Expenses may be greater than anticipated.      Accordingly, there may be a long duration before you achieve a return on your investment, or you may not achieve a return on your investment.

Franchise investments are illiquid.

Because franchise investments are relatively illiquid, the ability to respond to economic or other conditions will be limited. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of a franchise location could have an adverse effect on the Company’s financial condition and the results of operations.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Franchise locations will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses where necessary. Depending on our franchise agreements, we could be required to pay those costs, which could adversely affect funds available for future acquisitions or cash available for distributions.

Actions by our franchisors could negatively affect our business and operating results.

We are economically dependent on retaining our franchise rights with each franchisor we contract with. Our operations depend, in part, on decisions made by our franchisors, including changes of distributors, suppliers, service offerings and prices, policies and procedures and advertising programs. Business decisions made by our franchisors could adversely impact our business, financial condition and results of operations.

Poor operating results at any of our franchise locations could cause us to cease operations, regardless of ongoing lease and franchise agreement obligations.

Factors such as intense competition, difficult labor market conditions and low levels of customers or customer traffic could cause us to cease operations at any of our franchise locations. We may have underperforming franchise locations, and we may elect to close such locations in the future regardless of ongoing lease or franchise agreement terms. We may experience reduced sales as a result of franchise location closures and could have ongoing liabilities beyond the date of the closure.

We may not be able to attract and retain qualified team members to operate and manage our franchise locations.

The success of our franchise locations depends on our ability to attract, motivate, develop and retain a sufficient number of qualified team members, including managers and hourly team members. The inability to recruit, develop and retain these individuals may delay the planned openings of franchise locations or result in high team member turnover in existing franchise locations, thus increasing the cost to efficiently operate our franchise businesses. This could inhibit our investment strategy and business performance and negatively impact our operating results.

Changes in consumer preferences or discretionary consumer spending could harm our performance.

Our success depends, in part, upon the continued popularity of the products and services our franchises offer and the appeal of our franchise concepts. We also depend heavily on consumer preferences and trends. Shifts in these consumer preferences could negatively affect our future profitability. Such shifts vary, depending on the type of franchise, but could be based on negative publicity, a general decrease in discretionary consumer spending, less disposable consumer income or a reduction in consumer confidence. A change in consumer preferences or decline in consumer spending could reduce sales at our franchise locations or impose practical limits on pricing. If we cannot respond to these consumer shifts through marketing, changes to our pricing structure or other methods, changes in consumer preferences or discretionary consumer spending could harm our business, financial condition and results of operations.

Our assessment that certain businesses are recession resilient may prove to be incorrect.

We primarily invest in franchises that we believe operate in industries that provide a necessity regardless of economic cycles, including home improvement, automotive service and quick-service restaurants. We believe these types of franchises are recession resilient. While we believe this to be the case, there can be no assurance that our franchise locations will succeed in the face of any economic downturn. Our business could be harmed by an economic slowdown or downturn in the industries in which we acquire franchises, which could have an adverse effect on our business, financial condition and results of operations.

Higher-than-anticipated costs associated with the opening of new franchise locations or with the closing, relocating or remodeling of existing franchise locations may adversely affect our business, financial condition or results of operations.

Our revenue and expenses may be significantly impacted by the location, number and timing of the opening of new franchise locations and the closing, relocating and remodeling of existing franchise locations. We will likely incur substantial pre-opening expenses each time we open a franchise location and will incur other expenses if we close, relocate or remodel existing franchise locations. These expenses may be higher if we open one or more franchise locations in new markets, but the costs of opening, closing, relocating or remodeling any of our franchise locations may be higher than anticipated. An increase in such expenses could have an adverse effect on our business, financial condition and results of operations.

The number of our brands exposes us to a greater variety of risks.

The diversity of our franchise brands may expose us to a wider range of risks than a single-branded business. In addition, the impact of certain risks may differ across industries, and certain risks may impact one or more of our brands disproportionately. Risks affecting one or more of our franchise brands could materially and adversely affect our business, financial condition and results of operations. In addition, certain of our franchise brands may compete with one another in the same industry and/or geographic region.

Franchisee changes in control may cause complications.

Franchise documents typically prohibit “changes in control” of a franchisee without the consent of its franchisor. If we wish to change the control of one or more of our franchise locations through a sale, merger, change in ownership or other method, our ability to do so depends on the consent of the applicable franchisor. There is no assurance that our franchisor would provide such consent, and, even if such consent was provided, we may remain liable for the successor franchisee’s liabilities under our franchise agreement.

Franchise documents are subject to termination and non-renewal.

Franchise documents typically are subject to termination by the franchisor under the franchise documents in the event of a default, generally after expiration of applicable cure periods. Under certain circumstances, including unauthorized transfer or assignment of the franchise, breach of the confidentiality provisions or health and safety violations, a franchise document may be terminated by the franchisor under the franchise document upon notice without an opportunity to cure. Generally, the default provisions under the franchise documents are drafted broadly and include, among other things, any failure to meet operating standards and actions that may threaten our intellectual property.

In addition, upon expiration of a franchise document, the franchisee may renew the franchise document and receive a “successor” franchise document for an additional term. This “successor” franchise document may contain additional or varied terms, such as increased franchise royalty rates, advertising fees and other costs; the satisfaction of certain conditions; or the payment of a renewal fee. Terminations or restructurings of franchise documents could reduce franchise payments or require us to incur expenses to solicit and qualify new franchises, which in turn may materially and adversely affect our business, financial condition and results of operations.

Our success depends substantially on the value of the franchise brands, and unfavorable publicity could harm our business.

Multi-unit franchise businesses such as ours can be adversely affected by publicity resulting from complaints, litigation or general publicity. Negative publicity of our franchise brands from traditional media or online social network postings may also result from actual or alleged incidents or events taking place in our franchise locations or any locations of the franchises not owned by us.

There has been a marked increase in the use of social media platforms, including weblogs (blogs), social media websites and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Consumers value readily available information concerning goods and services that they have or plan to purchase and may act on such information without further investigation or authentication. The availability of information on social media platforms is virtually immediate, as is its impact. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on the accuracy of the content posted. The opportunity for dissemination of any sort of information or media, including inaccurate and prospectively harmful materials, is practically limitless, and the technology through which such opportunities are afforded is ubiquitous. Information concerning our Company or our franchise brands may be posted on such platforms at any time. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction. Such platforms also could be used for dissemination of trade secret information, compromising valuable Company assets. Regardless of whether any public allegations or complaints are valid, unfavorable publicity relating to any franchise location, whether owned by us or not, could adversely affect public perception of the entire brand. In summary, the dissemination of information online could harm our business, prospects, financial condition and results of operations, regardless of the information’s accuracy.

Our franchise brands may be subject to seasonal and periodic fluctuations, and past results are not indicative of future results.

Consumer traffic patterns for our franchise brands may fluctuate depending on seasonality, and holidays may also affect sales volumes seasonally for some of the franchise brands or franchise locations we operate. As a result of these and other factors, our financial results for any quarter may not be indicative of the results that may be achieved for a full year. Further, the financial results for our franchise brands as a whole, or for other franchise locations not owned by us, may not be indicative of the financial performance of our franchise locations.

Our business may be adversely impacted by the geographic limitations of our locations.

Our franchise locations will likely be located in various states and regions. These various states and regions may face different economic conditions, consumer trends or product availability. Different franchise locations may have varying levels of performance because of these factors, and the non-availability of products or services can cause disruptions in franchise operations. Further, these geographic fluctuations in states or regions that contain a high concentration of our franchise locations could have a material adverse impact on our sales and profit margins in the future, which in turn could materially and adversely affect our business, financial condition and results of operations.

Complaints or litigation may adversely affect our business and reputation.

We may be subject to claims, including class action lawsuits, filed by customers, our franchisors, independent contractors, employees, suppliers, landlords, governmental authorities and others in the ordinary course of business, including as a result of violations of health, employment and other federal, state and local laws, rules and regulations. Significant claims may be expensive to defend and may divert time and resources away from our operations, causing adverse impacts to our operating results. We may be subject to employee, franchisee, independent operator and other claims in the future based on, among other things, discrimination, harassment, wrongful termination and wage, rest break and meal break issues, including those relating to overtime compensation. If one or more of these claims were to be successful or if there is a significant increase in the number of these claims, our business, financial condition and operating results could be harmed.

In addition, adverse publicity related to complaints, litigation or bankruptcy at the franchisor level could negatively impact the reputation of our franchise locations, even if such litigation is not valid or does not reflect on the actions of our franchise locations, resulting in further adverse impacts to results of operations.

Our failure to comply with government regulation related to our franchise operations, and the costs of compliance or non-compliance, could adversely affect our business.

We are subject to various federal, state, local and foreign laws affecting our business. Each of our franchise locations is subject to licensing and regulation by a number of governmental authorities. Our suppliers are also subject to regulation in some of these areas. Any difficulties or inabilities to retain or renew licenses, or increased compliance costs due to changed regulations, could adversely affect operations at existing franchise locations. Additionally, difficulties in obtaining or failing to obtain the required licenses or approvals could delay or prevent the development of new franchise locations. We are subject to various federal, state and international laws and regulations related to the offer and sale of franchises. Failure to comply with these laws could adversely affect the results we generate from franchises or otherwise impose costs on us. Further, we cannot predict how existing or future laws or regulations will be administered or interpreted. Failure to comply with new or existing franchise or independent operator laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future sales, which could reduce profits. In turn, this could materially and adversely affect our business, financial condition and results of operations.

Certain franchise investments could adversely affect our financial results.

We may pursue strategic franchise investments as part of our business strategy. There is no assurance that we will be able to find suitable investment candidates or be able to complete investments on favorable terms, if at all. We may also discover liabilities or deficiencies associated with any franchises that we invest in that were not identified in advance, which may result in unanticipated costs. The effectiveness of our due diligence review and ability to evaluate the results of such due diligence may depend upon the accuracy and completeness of statements and disclosures made or actions taken by the target companies or their representatives, including in such franchisor’s Franchise Disclosure Document (“FDD”), as required by the Federal Trade Commission (“FTC”). As a result, we may not be able to accurately forecast the financial impact of a franchise investment, including tax and accounting charges. In addition, we may not be able to successfully integrate Teriyaki Madness, Smash My Trash or other franchises we invest in, and we may incur significant costs to integrate and support franchise locations. Any of these factors could adversely affect our financial results.

The information provided in the FDDs was prepared by a third party independent of the Company and FranShares, and neither the Company nor FranShares can attest to the accuracy or completeness of the information contained therein.

The Company will need to secure leases for physical franchise locations, which may result in significant expenses and hinder our ability to generate returns for you.

The Company may choose to pay rent for six to twelve months of a location upfront, which will incur high outset costs prior to the location becoming operational. Alternatively, the Company may choose to have the franchisor execute a lease on the Company’s behalf for a flat annual fee, which the Company expects to be approximately $50,000. The Company may also have little control over the lease terms. Any of these factors could impact our cash flow, financial condition and results of operations

DILUTION

Dilution means a reduction in value, control or earnings of the Shares owned by an investor. There will be no dilution to any investors associated with this Offering.

PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering a up to 20,000,000 Shares (representing a Maximum Offering Amount of $20,000,000) on a best efforts basis. The minimum investment amount is $500, or 500 Shares.

No broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”) is being engaged as an underwriter or for any other purpose in connection with this Offering. The sale of Shares is being facilitated by the Company without a broker-dealer. It is anticipated that Shares will be offered and sold only in states where the Company is not required to use a registered broker-dealer. If the Company determines to engage a broker-dealer in the future to assist either nationally or in those states where such representation may be required, the Company will amend this Offering Circular to reflect fees payable to any such broker-dealer.

The Company will undertake one or more closings on a rolling basis as funds are received from investors. The Company will take a number of considerations into account when determining when to hold a closing. Such considerations will include the amount of funds raised in the Offering prior to such closing, the feedback received from market participants regarding their interest in participating in the Offering and the impact that a closing would have on the continuation of the Offering. After each closing, funds tendered by investors will be available to the Company.

This Offering will commence upon qualification of this Offering by the SEC. The Company expects to terminate the Offering on the date on which the Maximum Offering Amount has been sold or the Offering has been earlier terminated by the Company at its sole discretion. After qualification, the Company will accept tenders of funds to purchase the Shares. No escrow agent is involved, and the Company will receive the proceeds directly from any subscription.

None of the Shares being sold in this Offering are being sold by existing securities holders.

Investor Suitability Standards

The Shares will not be sold to any person unless they are a Qualified Purchaser. A Qualified Purchaser includes: (1) an Accredited Investor as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; or (2) all other investors who meet the investment limitations set forth in Rule 251(d)(2) (C) of Regulation A, which provide that the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than 10% of the greater of the purchaser’s: (1) annual income or net worth (excluding the value of the primary residence), if the purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year, if the purchaser is a non-natural person. We reserve the right to reject any investors’ subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a Qualified Purchaser.

For an individual investor to be an Accredited Investor, the investor must be a natural person who has:

•	earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year, or

•	has a net worth over $1,000,000, either alone or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence).

Each person acquiring Shares may be required to represent that he, she or it is purchasing Shares for his, her or its own account for investment purposes and not with a view to resell or distribute the securities. Each prospective purchaser of Shares may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Shares is an Accredited Investor if such is claimed by the investor.

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Shares. Different rules apply to Accredited Investors and non-natural persons. Each investor should review Rule 251(d)(2)(i)(C) of Regulation A before purchasing Shares.

Shares will not be offered or sold to prospective investors subject to ERISA.

Subscription Procedure

In order to subscribe to purchase our shares, a prospective investor must electronically complete, sign and deliver to us an executed Subscription Agreement like the one attached to this Offering Circular as [Exhibit 4], and [wire funds] for its subscription amount in accordance with the instructions provided therein.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a Qualified Purchaser for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the Offering terminates prior to a closing or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction. To the extent that the funds are not ultimately received by us or are subsequently withdrawn by the subscriber, whether due to an ACH chargeback or otherwise, the Subscription Agreement will be considered terminated, and the subscriber will not be entitled to any Shares subscribed for or dividends that may have accrued.

After the SEC has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Class B Non-Voting Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Upon closing, funds tendered by investors will be made available to the Company for its use. The proceeds of this Offering will not be placed into an escrow account. Once we accept the executed Subscription Agreements and subscription payments, shares of Class B Non-Voting Stock will be issued, and investors will become shareholders.

In the event it takes some time for the Company to raise funds in this Offering, the Company may rely on cash on hand, or it may seek to raise funds by conducting a new offering of equity or debt securities.

Transfer Agent and Registrar

[______] will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue Shares in physical or paper form. Instead, our Shares will be recorded and maintained on our stockholder register.

USE OF PROCEEDS TO ISSUER

We estimate that the net proceeds from the sale of the 20,000,000 Shares in this Offering will be approximately $19,850,000, after subtracting estimated organizational and offering expenses of $150,000. The sale of Shares is being facilitated by the Company without a broker-dealer and therefore no fees will be payable to broker-dealers nor deducted from the gross proceeds of this Offering.

We intend initially to use the net proceeds of this Offering to acquire and operate multiple locations of two separate franchise brands, Smash My Trash and Teriyaki Madness. As of the date of this Offering Circular, we have not entered into any letters of intent or binding agreements to acquire any Smash My Trash or Teriyaki Madness franchises. There can be no assurance that we will successfully acquire any Smash My Trash or Teriyaki Madness franchises or the number of each such franchise that may exist within our portfolio. If we are not successful in acquiring Smash My Trash or Teriyaki Madness franchises, or if we are unable to deploy all of the proceeds of this Offering in such franchises, FranShares, as our Manager, may, in its sole discretion, acquire other franchises with the proceeds of this Offering.

Pending deployment of the net proceeds from this Offering, we may place the proceeds in an interest-bearing account or invest the proceeds in short-term, highly liquid or other authorized investments.

THE COMPANY’S BUSINESS

Summary

We are a newly formed Delaware corporation formed primarily to acquire franchises across a variety of brands, industries and geographic areas. This Offering will provide an opportunity for retail investors to can gain exposure to a diversified portfolio of franchises with less financial risk than traditional franchise ownership. We are externally managed by FranShares. See “Interest of Management and Others In Certain Transactions.” FranShares is an online investment platform that plans to offer multiple franchise portfolios to retail investors via exempt securities offerings, including this Offering. If the Maximum Offering Amount is achieved, FranShares will own up to 20% of the outstanding shares of the Company and all of the Company’s Class A Voting Stock, and franchise income of the Company will be paid in the form of dividends pro rata among holders of shares of Class A Voting Stock and Class B Non-Voting Stock. FranShares may finance all or a portion of the capital needed to acquire its ownership stake in FranShares, which financing documents may require FranShares to pledge assets of the Company as collateral. FranShares has not entered into any definitive financing documents as of the date of this Offering Circular.

FranShares does not intend to collect a management fee from the Company. However, FranShares will serve as the franchise broker of record for the Company and will receive 40-50% of the franchise fees paid by franchisors when new franchises are added to the Company. FranShares will not share such franchise broker fees with the investors in this Offering.

As of the date of this Offering Circular, we have no operations. As of July 9, our inception date, we had no cash on hand and $5,000 of liabilities.

Market Opportunity

Franchising is a wealth building alternative investment that has been predominantly unavailable to retail investors. Running a successful franchise requires high investment minimums (typically $100,000 - $2,000,000), operational expertise and significant time commitments. Investors seeking to add franchises to their portfolio are generally limited to either publicly traded franchises or private equity-held multi-unit franchise funds. Publicly traded franchises, while available to retail investors, typically have higher management costs, cannot advertise directly to investors and usually consist of only one or a few brands. Private equity-held multi-unit franchise funds are only available to high net worth investors, typically only operate in restaurants and also cannot advertise directly to investors. Therefore, we believe there is a market opportunity available for a platform offering retail investors exposure to a diversified set of businesses across different geographies and industries, all for less financial risk than traditional franchise ownership carries.

Franchises in the United States produce over $750 billion of annual revenue with over 4,300 franchise brands across over 100 industries, including senior care, fitness, hair care, home services, education, auto, beauty, food, children’s fitness and business-to-business. Despite this, 4,000 franchisors compete for approximately 14,000 franchise candidates every year, with an additional 300 or more new concepts entering the market each year. Additionally, only 17% of franchises have more than 100 locations. We believe that we can help solve the franchise supply and demand imbalance by introducing investors into an asset class that typically has been unavailable to them.

Franchising Compared to Traditional Asset Classes

We initially intend to provide an investment opportunity for retail investors in a portfolio of initially two separate franchise brands, Smash My Trash and Teriyaki Madness. Using proceeds from this Offering, we plan to invest in and operate as franchisee 32 locations of Teriyaki Madness and 35 locations of Smash My Trash, as further described below.

Franchises

Franchising is regulated by the FTC, which requires that all franchises have a FDD updated annually. As part of the FDD, franchises have an optional section called Item 19, the Financial Performance Representation (“FPR”). FPRs can have a wide variety of information in them, from average franchisee performance to top performer averages in the form of net or gross income. This Offering Circular contains information about our target franchise brands, Smash My Trash and Teriyaki Madness, all of which is contained in the relevant franchise’s FDD, and we disclaim any responsibility for the accuracy of such information.

As of the date of this Offering Circular, we have not entered into any letters of intent or binding agreements to acquire any Smash My Trash or Teriyaki Madness franchises. There can be no assurance that we will successfully acquire any Smash or Teriyaki Madness franchises or the number of each such franchise that may exist within our portfolio. If we are not successful in acquiring Smash My Trash or Teriyaki Madness franchises, or if we are unable to deploy all of the proceeds of this Offering in such franchises, FranShares, as our Manager, may, in its sole discretion, acquire other franchises with the proceeds of this Offering.

We believe that Smash My Trash and Teriyaki Madness are recession resilient franchises. Smash operates in waste compaction, and trash is something that people produce regardless of economic cycles. Similarly, Teriyaki Madness operates in fast casual dining, a sector of the dining industry that we believe is much more recession resilient than sit-down dining, which is typically also higher in cost. If we are not successful in acquiring Smash My Trash or Teriyaki Madness franchises, or if we are unable to deploy all of the proceeds of this Offering in such franchises, FranShares, as our Manager, will seek to acquire franchises that operate in industries that provide a necessity regardless of economic cycles, including home improvement, automotive service and quick-service restaurants. We believe these types of franchises are recession resilient.

Smash My Trash

Smash My Trash businesses operate mobile waste compaction services, greatly reducing trash hauls by smashing trash in open top roll off containers. The franchisor entity, Smash Franchise Partners, LLC (“Smash”), is an Indiana limited liability company formed on May 22, 2018. Smash began offering franchises on August 1, 2018. At the time Smash issued its FDD, it was a new business with no operating franchises. However, one of its affiliates, Smash My Trash, LLC, was established in Texas in 2015 and operated two smash trucks in Houston, Texas, serving an area with an approximate population of 500,000 people. According to Smash’s FDD, that affiliate’s gross revenues from August 2017 to August 2018 was $1,435,495.27, with a net profit of $730,780.76 (representing 50.9% of sales). The most significant expenses of the business were trucks and machines (5.9% of sales), technology services (56% of sales), payroll (including payroll taxes) (15.2% of sales) and outsourced haul fees (12.4%). Additionally, the affiliate was not required to pay an initial franchise fee (which would have been $49,500), royalty fees (8% of gross sales) or other fees, including brand fund contributions (1% of gross sales). While the FDD indicates that there are no material financial and operational characteristics of the affiliate-owned location that are reasonably anticipated to differ materially from future operational franchise outlets, variances in performance are expected with respect to geographic location, length of time in operation and the number of trucks in operation, among others. There is no guarantee that Smash franchise locations acquired by the Company will perform similarly.

The total investment necessary for a franchisee to open and begin operation of a Smash franchise is estimated at between $312,250 and $369,000, depending on variable costs and fees. The initial franchise fee includes a protected territory with a population of 200,000 people, though franchisees may purchase additional territories or population numbers. Any Smash franchise must be operated according to Smash’s specifications and pursuant to a signed franchise agreement. Smash imposes various obligations on franchisees, including obtaining insurance coverage, using specified computer hardware and software, purchasing no fewer than one smash truck from Smash or an approved vendor, using Smash as a required supplier, participating in training, conducting local marketing, following obligations regarding trademarks, intellectual property and proprietary information and complying with additional obligations located in the franchise agreement. The typical length of time between signing the franchise agreement and the opening of a Smash franchise is four to seven months. Smash franchises currently operate according to a ten-year franchise term, with up to two additional five-year terms if certain conditions are met. Smash’s affiliates, Innovative Waste Technologies, LLC and Custom Hydraulics, LLC, provide products or services to franchisees.

Smash’s FDD contains several disclosures. Regarding competition, there is a broad and high demand for waste compaction services because the market is relatively new and undeveloped. Franchisees may also have to obtain permits for dumping waste and for driving a large vehicle, depending on the jurisdiction. Further, at the time of disclosure, Smash had not been in business for three years or more and was unable to include all financial statements required by the Franchise Rule of the FTC. No litigation or bankruptcy information was disclosed.

Teriyaki Madness

Teriyaki Madness businesses operate fast casual restaurants that make and sell Japanese-style teriyaki dishes and other specialty food items, beverage items and other items, setting Teriyaki Madness apart from its Chinese-American fast casual competitors, such as Panda Express, PF Changs and Pick Up Stix. Between 1999 and 2015, global Asian food sales rose by nearly 500% according to The Washington Post. Accordingly, the franchisor entity’s predecessor began offering Teriyaki Madness franchises in June 2005. The franchisor entity, MH Franchise Company Inc (“MH”) began offering Teriyaki Madness franchises in March 2016.

As of December 31, 2020, MH had franchised 88 Teriyaki Madness locations, with 26 franchised locations opening in 2020. Teriyaki Madness responded to challenges brought by the COVID-19 pandemic by focusing on customer marketing:

“Hey, we can admit when things aren't going our way, and for a couple of weeks in March of 2020, like the rest of the restaurant world, we were scared.” Teriyaki Madness CEO Michael Haith said. “It turned out we needed all hands on deck: While the industry as a whole struggled, our system saw big gains in 2020, with system-wide revenue increasing by 48% across the franchise system compared to 2019 and a 39% increase in grand opening sales for shops that opened during COVID over those that opened before COVID. Our YOY Q3 same-store sales were up 18%, and last year we opened 30 new shops — 25 of which opened during the pandemic.” The truth is they were preparing for this and they didn’t know it, “We saw the writing on the wall, and in 2018, we embraced it. We launched our mobile app and added a robust loyalty program in 2019, allowing fans to accrue points with every purchase that can be redeemed for free drinks, sides and our delicious teriyaki bowls. The loyalty program has proven a massive success, with loyalty members spending an average of 16% to 19% more per order than non-loyalty members. In 2020, we saw an 88% increase in the number of loyalty members from 2019.”

The total investment necessary for a franchisee to open and begin operation of a Teriyaki Madness franchise is estimated at between $327,200 and $678,260, depending on costs and the number of restaurants the franchisee is opening. Any Teriyaki Madness franchise must be operated according to MH’s standard business operating practices and pursuant to a signed franchise agreement. The form franchise agreement includes various specifications and obligations for any franchisee, including using approved suppliers, obtaining insurance coverage, using specified computer hardware and software, complying with advertising and marketing requirements, attending training, abiding by territory restrictions and following obligations regarding trademarks, intellectual property and proprietary information. Franchises currently operate according to a ten-year franchise term, with one ten-year renewal period available if certain conditions are met. Pre- and post- operating obligations include site selection, construction, permits and day-to-day oversight of operations. Optional management services are available through Restaurant Sherpas, an MH affiliate. If we acquire Teriyaki Madness franchises, we expect to outsource management to Restaurant Sherpas, which currently operates approximately 10% of all Teriyaki Madness locations.

Teriyaki Madness’ FDD, issued April 9, 2021, contained two primary disclosures. First, the fast-casual restaurant industry is well-developed and highly competitive. Any Teriyaki Madness franchisee may have to compete with established national and international brands. Second, the restaurant industry in general is heavily regulated. The operation of a Teriyaki Madness business may be impacted by a wide variety of federal, state and local laws, rules and regulations. No litigation or bankruptcy information was disclosed.

According to Teriyaki Madness’ FDD, 2020 gross profit and operating income for select stores1 were as follows:

Gross Profit and Operating Income (Period ending December 31, 2020)

	Gross Profit[2]	Operating Income[3]	Operating Income Percent of Sales
Store A	$889,479	$176,813	14.03% of sales
Store B	$1,164,161	$204,196	12.43% of sales
Store C	$1,250,346	$416,488	24.99% of sales
Store D	$998,551	$338,597	22.97% of sales
Store E	$1,061,820	$319,525	20.37% of sales
Store F	$960,002	$185,565	14.08% of sales
Store G	$799,649	$188,089	15.55% of sales
Store H	$924,074	$271,935	19.70% of sales
Store I	$816,486	$171,871	15.93% of sale
Store J	$1,090,589	$115,692	10.31% of sales
Store K	$772,307	$134,544	12.09% of sales
Store L	$624,506	$37,110	4.32% of sales
Store M	$665,830	$101,604	11.02% of sales
Store N	$741,832	$144,574	13.58% of sales
Store O	$608,987	$(5,989)	(0.695% of sales)
Store P	$398,240	$23,289	4.22% of sales
Store Q	$715,057	$245,087	25.06% of sales
Store R	$547,842	$135,382	17.11% of sales
Store S	$366,732	$60,849	11.97% of sales
Store T	$395,767	$46,866	8.28% of sales
Store U	$583,149	$80,820	10.23% of sales
Store V	$750,803	$216,823	21.80% of sales

1 All stores represented below have been open for a minimum of 24 months, are larger than 1,350 square feet, are smaller than 3,000 square feet, have not changed ownership in the last two years, are not in resale and are in traditional locations. The presented information has not been audited.

2 Gross Profit is defined as total sales less costs of goods sold.

3 Operating Income is defined as gross profit less payroll and labor expenses, occupancy expenses and direct operating expenses. It does not include interest, depreciation, amortization, business taxes and other costs and expenses that must be deducted from Total Sales figures to obtain net income.

There is no guarantee that Teriyaki Maddess franchise locations acquired by the Company will perform similarly.

Competition

There is significant competition in the franchise industry, with over 800,000 franchise establishments in the United States contributing to more than $750 billion in economic activity annually. Many franchise operators are larger and better capitalized. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Employees

We do not have any employees and are externally managed by FranShares. See “Interest of Management and Others in Certain Transactions.” FranShares currently has one full-time employee. Employees of FranShares will provide all operational, administrative and managerial services to the Company.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

THE COMPANY’S PROPERTY

As of the date of this Offering Circular, the Company does not own or lease any real property. FranShares, our Manager, leases office space at 405 W Superior St, #93, Chicago, Illinois 60654. We believe that this property is suitable and adequate for our current business operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") should be read in conjunction with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this Offering Circular.

Overview

We are a newly formed Delaware corporation formed primarily to acquire franchises across a variety of brands, industries and geographic areas. This Offering will provide an opportunity for retail investors to gain exposure to a diversified portfolio of franchises with less financial risk than traditional franchise ownership. We are externally managed by FranShares. See “Interest of Management and Others in Certain Transactions.” FranShares is an online investment platform that plans to offer multiple franchise portfolios to retail investors via exempt securities offerings, including this Offering. If the Maximum Offering Amount is achieved, FranShares will own up to 20% of the outstanding shares of the Company and all of the Company’s Class A Voting Stock and franchise income of the Company will be paid in the form of dividends pro rata among holders of shares of Class A Voting Stock and Class B Non-Voting Stock. FranShares may finance all or a portion of the capital needed to acquire its ownership stake in the Company, which financing documents may require FranShares to pledge assets of the Company as collateral. FranShares has not entered into any definitive financing documents as of the date of this Offering Circular. FranShares does not intend to collect a management fee from the Company. However, FranShares will serve as the franchise broker of record for the Company and will receive 40-50% of the franchise fees paid by franchisors when new franchises are added to the Company. FranShares will not share such franchise broker fees with the investors in this Offering. As of the date of this Offering Circular, we have no operations. As of July 9, our inception date, we had no cash on hand and $5,000 of liabilities.

Results of Operations

As of July 9, 2021, our inception date, we had not generated any revenue. The Company does not anticipate generating revenues until it has successfully begun operating one or more franchises.

The Company’s expenses will include initial franchise investment, which can include variable costs and fees depending on the franchise brand and number of locations being franchised. The total investment necessary for a franchisee to open and begin operation of a Smash franchise is estimated at between $312,250 and $369,000, depending on variable costs and fees. The total investment necessary for a franchisee to open and begin operation of a Teriyaki Madness franchise is estimated at between $327,200 and $678,260, depending on costs and the number of restaurants the franchisee is opening. See “The Company’s Business.” We also will have expenses associated with operating franchises, including cost of goods sold, payroll and labor and franchise fees, including royalty and brand or marketing fund fees.

Liquidity and Capital Resources

As of July 9, 2021, our inception date, we had no cash on hand and $5,000 of liabilities. The Company believes that funding from this Offering will be sufficient, when combined with revenues of to-be-acquired franchises, to operate the Company for at least 12 months.

Plan of Operations

The Company intends to use the proceeds of this Offering to acquire franchises across a variety of brands, industries and geographic areas. The Company believes that funding from this Offering will be sufficient, when combined with revenues of to-be-acquired franchises, to operate the Company for at least 12 months.

Trends

The Company’s business will be highly dependent on its ability to successfully enter into franchise agreements and operate franchises.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of our executive officer and director. We are externally managed by FranShares and will not have any employees. See “Interest of Management and Others in Certain Transactions.”

Name	Position	Age	Term of Office
Kenneth Rose	Sole director and executive officer	31	July 2021 - Present

Mr. Rose serves as our sole director and executive office. He founded FranShares in September 2020 and has served as its Chief Executive Officer since that time. Before starting FranShares, Mr. Rose founded Semfia Franchise Brokerage (formerly Realistic Insights LLC) in January 2017 and currently serves as its Chief Executive Officer. Semfia helps individuals research and invest in franchises. From February 2017 to February 2018, Mr. Rose served as Director of Growth for Meltwater. Previously, from May 2015 to December 2016, Mr. Rose worked for FranNet, a worldwide franchise brokerage with over 100 locations, serving most recently as a franchise consultant from May 2015 to December 2016. He is a renowned franchise expert and has been featured in Business Insider, Forbes, ABC, American Express, TheHustle, Marketwatch and other publications. He has also been a featured speaker on franchising nationwide.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We were formed in July 2021 and did not have any operations as of the end of the last fiscal year. As of the date of this Offering Circular, we did not provide any compensation to Mr. Rose, our executive officer and director.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The tables below show, as of August 11, 2021, the security ownership of the Company’s director and executive officer, any securityholder owning 10% or more of the Company’s voting securities and other investors who own 10% or more of the Company’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Total Voting Power
Class A Voting Stock	Kenneth Rose(1) c/o FranShares, Inc. 405 W Superior St, #93 Chicago, IL 60654	100 Shares(2)	N/A	100	%(2)

(1)	Reflects shares held by FranShares. Mr. Rose owns 100% of the outstanding shares of FranShares and has voting and investment control with respect to the shares of Class A Voting Stock held by FranShares.

(2)	If the Maximum Offering Amount is achieved, FranShares will acquire an additional 4,999,900 shares of Class A Voting Stock at a price of $1.00 per share. Assuming no other Class A Voting Stock will be outstanding, FranShares will retain 100% of the total voting power following the subsequent acquisition of additional shares of Class A Voting Stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On [            ], 2021, the Company entered into a management agreement with FranShares (“Management Agreement”), whereby FranShares agreed to service the day-to-day operations of the Company, as applicable, including, but not limited to: selecting, designing and opening franchise locations; hiring and supervising franchise employees; managing suppliers and service providers to franchise locations; serving as the point of contact to franchisors; and overseeing franchise operations.

Pursuant to the Management Agreement, the Company has agreed to reimburse FranShares for all reasonable costs and expenses FranShares incurs in connection with the performance of management services. Additionally, if FranShares or one of its affiliates serves as the franchise broker of record for the Company, FranShares may retain up to 50% of the franchise fees paid by franchisors when new franchises are added to the Company. The Management Agreement also contains customary indemnification, confidentiality and other provisions.

SECURITIES BEING OFFERED

The following description summarizes important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s articles of incorporation and bylaws, copies of which will be filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the Company’s capital stock, you should refer to its articles of incorporation, bylaws and applicable provisions of the Delaware General Corporation Law.

Authorized Capital Stock

As of the date of this Offering Circular, the Company’s authorized capital stock consists of two classes of common stock, 10,000,000 shares of Class A Voting Stock, par value $0.00001 per share, and 40,000,000 shares of Class B Non-Voting Stock, par value $0.0001 per share. As of the date of this Offering Circular, the Company’s outstanding shares consist of 100 shares of Class A Voting Stock. The Company is offering up to 20,000,000 shares of Class B Non-Voting Stock in this Offering. If the Maximum Offering Amount is achieved, the Company anticipates having 5,000,000 shares of Class A Voting Stock and 20,000,000 shares of Class B Non-Voting Stock outstanding following the consummation of this offering.

The rights of each class of common stock are identical other than as it relates to voting.

Common Stock

Each share of Class A Voting Stock is entitled to one vote per share on all matters to which shareholders are entitled to a vote. Cumulative voting is not permitted. Except as otherwise required by law, shares of Class B Non-Voting Stock have no voting rights and are not entitled to vote.

Shares of Class A Voting Stock and Class B Non-Voting Stock will be treated equally with respect to distributions and rights upon liquidation.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement, of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all available information before investing.

TNT Franchise Fund, Inc.

Balance Sheet

July 12, 2021

Table of Contents

Independent Auditors’ Report	1 – 2

Financial Statements:

Balance Sheet	3

Notes to Financial Statements	4 – 6

Independent Auditors’ Report

To the Board of Directors and Stockholders
TNT Franchise Fund Inc.

Opinion on the Balance Sheet

We have audited the accompanying balance sheet of TNT Franchise Fund Inc. (a Delaware corporation) sheet at July 12, 2021, and the related notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the balance sheet in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of balance sheet that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on this balance sheet based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the balance sheet. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the balance sheet, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the balance sheet in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the balance sheet.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of TNT Franchise Fund Inc. at July 12, 2021 in accordance with accounting principles generally accepted in the United States of America.

Continued from previous page

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed offering described in Note 5 to the financial statements. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

July 28, 2021

TNT Franchise Fund Inc. Balance Sheet July 12, 2021

ASSETS

Current assets	$-

Other assets:
Deferred offering costs	5,000
Total assets	$5,000

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accrued expenses	$5,000
Total liabilities	5,000

Stockholder's equity:
Common stock, $0.00001 par value, 50,000,000 shares authorized, 100 shares issued and outstanding	0
Additional paid-in capital	100
Stock subscription receivable	(100)
Total stockholder’s equity	-

Total liabilities and stockholder's equity	$5,000

See accompanying notes to financial statements.

TNT Franchise Fund, Inc. Notes to Financial Statements

Note 1 – Organization and Business Operation

Business Activity

TNT Franchise Group Inc. (the “Company”) was incorporated in the State of Delaware on July 9, 2021 to acquire franchises across a variety of brands, industries and geographic areas throughout the United States.

As of July 12, 2021, the Company had not commenced any operations. All activity relates to the Company’s formation and proposed offering. The Company will not generate any operating revenues until after the completion of its acquisition of franchises.

Going Concern Consideration

As of July 12, the Company had no cash and has contractual commitments of approximately $5,000. The Company expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through the proposed offering. There is no assurance that the Company’s plans to raise capital or to consummate franchise acquisitions will be successful. The financial statements do not include any adjustment that might result from the outcome of these uncertainties.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statement. Actual results could vary from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash and cash equivalents. The Company has no cash and cash equivalents

Income Taxes

The Company is a Delaware Corporation. Accordingly, the Corporation will be subject to federal and state income taxation upon commencement of operations.

TNT Franchise Fund, Inc. Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of subscription receivable.

Long-Lived Assets

The Company will review its long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management will perform an analysis of the anticipated undiscounted future net cash flow of the individual assets over the remaining amortization period. The Company will recognize an impairment loss if the carrying value of the asset exceeds the expected future cash flows.

Revenue Recognition

The Company plans to recognize revenue from franchise operations when earned.

Note 3 – Fair Value of Financial Instrument

The carrying amounts of subscription receivable approximates fair value due to its short-term nature.

Note 4 – Stockholder’s Equity

The Company is authorized to issue 50,000,000 shares of Common Stock, of which (a) 10,000,000 shares are designed as Class A Voting Common Stock, with a par value of $0.00001, and (b) 40,000,000 shares of Class B Non-Voting Common Stock, with a par value of $0.00001.

Note 5 – Related Party Transactions

Management Agreement

FranShares, Inc., a Delaware corporation and current sole shareholder of the Company, will be the Manager of the Company and will provide certain support functions in areas including management, back office accounting services and operations.

FranShares, Inc. will charge the franchisors a brokerage fee of 40 - 50% of franchise fees when new franchises are added to the Company.

TNT Franchise Fund, Inc. Notes to Financial Statements

Note 6 – Subsequent Events

The Company has evaluated subsequent events through July 28, 2021, the date on which the financial statements and their accompanying notes were available to be issued.

The Company plans to initiate an offering of up to 20,000,000 shares of Class B Non-Voting Common Stock to prospective investors at a price of $1.00 per share. The Company intends to use the proceeds received for the acquisition of franchises. The current sole shareholder intends to acquire up to 5,000,000 shares of Class A Voting Common Stock at a price of $1.00 per share.

Part III - Exhibits

EXHIBIT INDEX

Exhibit No.	Description
2.1	Certificate of Incorporation of TNT Franchise Fund Inc.
2.2	Bylaws of TNT Franchise Fund Inc.
4*	Subscription Agreement
6	Management Agreement by and between TNT Franchise Fund Inc. and FranShares, Inc.
11	Consent of Daszkal Bolton LLP
12*	Opinion of Cooley LLP
13	“Testing the waters” materials.

________________

*	To be filed by amendment.

III-1